Exhibit 99.1

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations (312) 592-5384 mark.steinkrauss@teldta.com

Julie D. Mathews, Manager, Investor Relations (312) 592-5341 julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

TDS PROVIDES RANGES OF EXPECTED RESTATEMENT-RELATED ADJUSTMENTS

CHICAGO — Nov. 13, 2006 — Telephone and Data Systems, Inc. [AMEX:TDS, TDS.S] today reported ranges of the expected restatement-related adjustments that will result in increased (decreased) net income and diluted earnings per share. The company announced a restatement on Nov. 6, 2006.

	Net Income (loss)		Diluted Earnings Per Share
	($ in millions, except per share amounts)

	As Previously Reported	Range of Expected Adjustments Increase/(Decrease)	As Previously Reported	Range of Expected Adjustments Increase/(Decrease)
Second quarter ended June 30, 2006	$172	$(20) - 0	$1.48	$(.17) - 0
First quarter ended March 31, 2006	40	(15) - 5.34		(.13) - .04
Years ended:
Dec. 31, 2005	223	400 - 450	1.91	3.45 - 3.88
Dec. 31, 2004	67	(350) - (300)	.57	(3.04) - (2.61)
Dec. 31, 2003	32	(200) - (150)	.27	(1.73) - (1.30)
Dec. 31, 2002	(961)	(25) - 0	(8.19)	(.21) - 0

There can be no assurance that final results will not differ materially from these expected ranges.

As indicated in the table above, the restatement will result in substantial volatility in reported net income and earnings per share. The restatement adjustments primarily represent reclassifications of unrealized gains and losses related to changes in the fair values of forward contracts from accumulated other comprehensive income, a component of stockholders’ equity, to the statement of operations, and thereby to the retained earnings component of stockholders’ equity.

Later today, TDS will file a Form 12b-25 with the Securities and Exchange Commission (SEC), related to its Quarterly Report on Form 10-Q (Form 10-Q) for the quarter ended Sept. 30, 2006. The Form 10-Q for the period ended Sept. 30, 2006 was due on Nov. 9, 2006. By filing the Form 12b-25, TDS will extend the filing deadline for the Form 10-Q to Nov. 14, 2006. However, the company does not expect to file the Form 10-Q until December. Accordingly, TDS’ Form 10-Q for the quarter ended Sept. 30, 2006 will not be filed on a timely basis.

Restatement of Financial Results

The restatement primarily concerns certain variable prepaid forward contracts entered into in 2002 related to TDS’ ownership of American Depository Receipts of Vodafone Group Plc and shares of Deutsche Telekom AG. In connection with its review of the accounting for the Vodafone Special Distribution in the third quarter of 2006, TDS determined that it did not meet the requirements of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, to continue cash flow hedge accounting for these forward contracts following the receipt of dividends from Vodafone in 2002 and the absence of dividends from Deutsche Telekom in 2003. TDS did not adequately test for hedge effectiveness after ceiling prices were adjusted. As a result, TDS will be required to recognize changes in the fair values of the forward contracts in the statement of operations in the periods in which they occurred, rather than record them in accumulated other comprehensive income, which is a component of stockholders’ equity.

As a result of the restatement of prior period financial results relating to SFAS 133, TDS considered it appropriate to include other adjustments in the restatement for items representing out-of-period adjustments and corrections of errors that were identified at various times during 2006. The changes could be significant for certain prior periods.

TDS has notified the American Stock Exchange of the restatement and the expected delay in filing its Form 10-Q for the quarter ended Sept. 30, 2006. TDS expects to receive a notice of failure to satisfy listing requirements. TDS will restore compliance when it files the restated financial statements and its Form 10-Q for the quarter ended Sept. 30, 2006. TDS is seeking an extension to regain compliance with AMEX listing standards.

TDS has received waivers from lenders under its revolving credit agreements and from counterparties under certain forward contracts, provided that it files its restated financial results and Form 10-Q for the quarter ended Sept. 30, 2006 by Jan. 12, 2007.

About TDS

TDS is a diversified telecommunications corporation founded in 1969. Through its business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone and broadband services. As of Sept. 30, 2006, the company employed 11,700 people and served 6.9 million customers/units in 36 states.

About U.S. Cellular

As of Sept. 30, 2006, U.S. Cellular Corporation, the nation’s sixth-largest wireless service carrier, provided wireless service to 5.7 million customers in 26 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. These statements are based on current estimates, projections and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The ability of U.S. Cellular to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in the overall economy; changes in competition in the markets in which U.S. Cellular and TDS Telecom operate; changes due to industry consolidation; advances in telecommunications technology, including Voice over Internet Protocol; changes to access and pricing of unbundled network elements; changes in the state and federal telecommunications regulatory environment; changes in the value of assets; changes in the value of investments, including variable prepaid forward contracts; an adverse change in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; uncertainty of access to the capital markets; possible future restatements; pending and future litigation; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming rates and the mix of products and services offered in U.S. Cellular and TDS Telecom markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS to furnish this press release to the SEC, which are incorporated by reference herein.

For more information about TDS or its business units, visit:

TDS:	www.teldta.com	TDS Telecom:	www.tdstelecom.com
USM:	www.uscellular.com

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